Exhibit 16.1

AUDIT ALLIANCE LLP® A Top 18 Audit Firm 10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

May 11, 2026

Securities and Exchange Commission

100F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Form 6-K dated May 11, 2026 of K-Tech Solutions Company Limited (the “Registrant”) and are in agreement with the statements contained therein as it pertains to our firm; we are not in a position to agree or disagree with other statements of the Registrant contained here.

Very truly yours,

/s/ Audit Alliance LLP

Audit Alliance LLP
Singapore

Registered Office: No 10 Anson Road, #20-16, International Plaza, Singapore 079903.